                                                                   EXHIBIT 10.10

                CONSULTING AGREEMENT BETWEEN THE KLAMATH TRIBES
                         AND INLAND CASINO CORPORATION

     This Consulting Agreement (hereinafter "Agreement") is entered into and effective this 1st day of June, 1996 (the "Effective Date"), by and between the Klamath and Modoc Tribes and the Yahooskin Band of Snake Indians, a federally recognized Indian Tribe ("Tribes"), and Inland Casino Corporation, ("Consultant").

                                R E C I T A L S

     WHEREAS, the Tribes are a federally recognized Indian Tribe possessing sovereign powers over the Klamath Indian Reservation located in Klamath County, Oregon; and

     WHEREAS, the Tribes desire to expedite the development of the economy of the Tribes to improve tribal self-government and economic self-sufficiency, to enable the Tribes better to serve the social, economic, educational and health needs of its members and to provide its members with opportunities to improve their own economic circumstances within the Tribal community; and

     WHEREAS, the Tribes intend to establish and manage the initial gaming facility ("Enterprise") as the best feasible means by which to accomplish the Tribes' objectives as described in the preceding paragraph; and

     WHEREAS, the Enterprise will be managed by the Tribes through the Tribes Executive Committee ("Executive Committee") or other Tribal body formally delegated Management Responsibility, and acting pursuant to the Tribes' gaming ordinance which was approved by the Chairman of the National Indian Gaming Commission on May 10, 1995; and

     WHEREAS, the Tribes and the Executive Committee require technical assistance, advice, training and consulting services in connection with the operation and business affairs of the proposed Enterprise to maximize the revenues and employment opportunities derived by the Tribes from the Enterprise; and

     WHEREAS, the Tribes determined that Consultant can provide the technical assistance, advice, training and consulting services required by the Tribes while respecting the sovereign rights and authority of the Tribes, while not assuming an active management role as a consultant to the Tribes and without a proprietary interest in the Enterprise; and

     WHEREAS, the parties acknowledge and agree that under this Agreement, Consultant shall not manage, direct, control or have a vote concerning any aspect of the Enterprise, the management of which shall be exercised exclusively by the Tribes.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

I. ENGAGEMENT OF CONSULTANT AND SCOPE OF CONSULTING SERVICES

     A. Engagement of Consultant. The Tribes have and shall continue to have the sole proprietary interest in and management responsibility for the conduct of all gaming activities conducted by the Enterprise. The Tribes are seeking technical assistance and expertise in development and operation of its gaming activities and hereby retains and engages the Consultant to provide consulting services to the Tribes and the Enterprise, and to the Enterprise's management and employees as specified herein.

     B. Consulting Services. The Consultant shall consult with and advise the Tribes, members of the Executive Committee and Enterprise management and shall provide technical assistance and training to Enterprise employees in coordination with Enterprise management, and in accordance with paragraph E below, concerning all matters relating to the operation and business activities of the Enterprise, including but not limited to, organization and administration, financing, planning and development, gaming activities,

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internal controls and accounting procedures, cage operations, engineering and maintenance, housekeeping, human resources, management information services, marketing and advertising, purchasing, surveillance, security, and food and beverage operations, all as set forth in more detail in Exhibit "A" attached hereto.

     C. Expansion of Gaming Facilities. In the event that the Tribes act to expand the Enterprise or add additional gaming facilities during the term of this Agreement, Consultant, upon formal request of the Tribes, will provide the above described consulting services with respect to any new or expanded gaming facilities developed by the Tribes during the term of this Agreement.

     D. Cooperative Efforts. Both parties to this Agreement shall exercise their best efforts to fully cooperate with each other in the performance of the services to be rendered hereunder provided, however, that it shall be within the sole discretion of the Tribes to determine whether to act upon or implement the technical assistance, consultation or advice provided by Consultant. The Consultant shall use its best efforts to provide all consulting services requested by the Tribes pursuant to the terms of this Agreement.

     E. Services Provided at Discretion of Tribes. The determination of what specific consulting services (identified in Exhibit "A") shall be provided by Consultant, and the format in which Consultant's reports or recommendations are to be provided shall be determined exclusively by the Tribes, and the consulting services provided hereunder shall be performed by Consultant in accordance with and under the Tribes directions.

          1. Consultant has provided the Tribes with a list of areas (Exhibit "A") in which it is prepared to provide consulting services. The Consultant will update this list as necessary during the term of this Agreement.

          2. The Tribes shall, as appropriate, after consultation with the Consultant, identify and issue consulting assignments for specific tasks to be performed by Consultant based on detailed staffing and project charts.

          3. Consultant will perform in accordance with the terms of this Agreement to accomplish promptly, the consulting assignments issued by the Tribes. Consultant will report to the Executive Committee on all work performed under each consulting assignment.

          4. Payment under this Agreement shall be conditioned upon compliance by Consultant with the terms and conditions of this Agreement. The Executive Committee shall review the work performed by Consultant on a monthly basis, with the decision to adopt, approve or implement any proposal, suggestions or recommendation made by Consultant, resting exclusively with the Tribes, acting through its Executive Committee.

II. NO MANAGEMENT SERVICES PROVIDED BY CONSULTANT

     The parties expressly acknowledge that this is a Consulting Agreement and that Consultant shall not engage in any management activities or perform any management services with respect to the Enterprise or any future gaming facilities of the Tribes. It is expressly agreed that neither Consultant nor any of its officers, directors or employees shall engage in any aspect of Tribal politics.

III. TERM OF AGREEMENT

     A. Term. This Agreement shall have a term which commences on the Effective Date, and concludes sixty (60) months from the date the Enterprise is open for business, to the public, unless terminated under Section III.B, III.C or Section VI, provided, however, that the Agreement may be extended by mutual agreement of the parties. For the purposes of this Agreement, the parties agree that the Effective Date of this Agreement shall be the date upon which it is executed by the Tribes upon General Council approval. Compensation to Consultant shall become payable as set out in Section V.A of this Agreement.

     B. Early Termination and Buy Out by Tribes. At any time after the first full year of this Agreement, the Tribes, in their sole discretion, may serve notice on Consultant of their intention to terminate this Agreement without cause under this Section III.B. Such notice of early termination shall be effective thirty (30) days after its receipt by Consultant, and this Agreement shall remain in full force and effect during that

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thirty (30) day notice period. After the notice period, Consultant shall have no further obligation to the Tribes under this Agreement including those under
Section IV; provided, however, that the Tribes shall be obligated to make termination payments to Consultant in an amount equal to twelve (12) times the amount of the monthly average calculated over the past twelve (12) months (average fee), discounted 8% for cash payment, during the second (2nd), third
(3rd) and fourth (4th) years; and an amount equal to the number of remaining months under this Agreement times the Average Fee, discounted 8% for cash payment, for termination anytime during the fifth year of this Agreement.

     C. Termination Without Buy Out by Tribes.

          1. The Tribes may terminate this Agreement without penalties and without making the payments required by Section III.B, if the Tribes determine that Consultant either:

             (a) Does not meet the criteria necessary to comply with Section XIV with regard to background, NIGC review, and investigation, or

             (b) Does not remit to Tribes the required costs of the background and financial investigation as required by Section XIV.B.

          2. As a condition to termination under this Section, the Tribes must notify Consultant in writing of any deficiency as determined by the Tribes. Consultant shall have fourteen days (14) days from receipt of written notice in which to respond to the concerns of the Tribes. If the concerns of the Tribes cannot be remedied or satisfied by Consultant within a reasonable length of time as set out in Section XIV.D of this Agreement, then in that event, this Agreement may be terminated by the Tribes without payment of the Early Termination and Buy Out amounts allowed for in Section III.B of this Agreement.

          3. In case of termination under this Section III.C of this Agreement, the Tribes shall only owe Consultant those amounts which have been earned by virtue of the consulting services that have been requested by the Tribes and have been provided by Consultant up to the Termination Date, and the Tribes will not be required to buy out the Consultant for any remaining period of this Agreement. In addition, in case of termination under this
     Section III.C of this Agreement, should the Tribes have any loans for start-up expenses outstanding, the Tribes would continue to repay said loan according to the terms and conditions of such loan for start-up expenses agreement. Termination under this Section III.C will not be subject to the terms of either Section III.B (Early Termination and Buy Out By Tribes) or
     Section VI (Termination) of this Agreement.

IV. CONFIDENTIALITY

     The parties agree that they will not disclose the financial terms of this Agreement to third parties, except agents, attorneys, the National Indian Gaming Commission ("NIGC"), Bureau of Indian Affairs and the Klamath Tribes General Council, unless such disclosure is required by federal, state, or tribal law or regulation; provided, however, that nothing contained herein shall be deemed to prohibit Consultant from making public disclosures required by law as a publicly held corporation. Consultant further agrees that it will not voluntarily disclose to third parties business, proprietary and financial information of a confidential nature concerning the enterprise that it learns in the course of carrying out its duties under this Agreement, including, but not limited to, information concerning revenue, numbers of patrons, expenses, financial plans, budgets, internal controls, and marketing strategies. Upon written request of one party, the requirements of this Section may be waived by the other party in writing, such waiver to be conditioned on whatever terms are included in the written waiver.

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V. COMPENSATION OF CONSULTANT

     In consideration of the satisfactory performance of the consulting services as described herein, Consultant shall receive from the Tribes, on a monthly basis, commencing on the date the Enterprise is open for business to the public, compensation payable during the term of this Agreement as follows:

     A. Base Consulting Fee. Consultant shall receive a Base Consulting Fee of Twenty Five Thousand Dollars ($25,000) per calendar month, commencing on the date the Enterprise is open for business to the public. The Base Consulting Fee shall be paid to the Consultant by the twentieth (20th) day of the following calendar month, subject to the following limitations:

          Notwithstanding anything herein to the contrary, and to assure income to the Tribes, distributions from the Operating Profit of the Enterprise to the Consultant will not exceed fifty percent (50%) of Operating Profits, as defined in Section V.E of this Agreement, in any given month. Any compensation due to Consultant for the first month or partial month under this Agreement shall not be payable until the twentieth (20th) day following the first full calendar month after the Enterprise opens. If the Enterprise is opened for business to the public on a day other than the first day of the month, the Base Consulting Fee earned by the Consultant will be prorated by the number of days from the Enterprise opening date to the end of the month.

     B. Additional Consulting Fee.

          1. In addition to the Base Consulting Fee, Consultant shall be paid an Additional Consulting Fee in any calendar month in which the Operating
     Profit of the Enterprise, as defined in V.E, exceeds           *          .
     The Additional Consulting Fee shall be           *          for each
     complete increment of           *          of operating profit over the
     initial           *          of operating profit for that month. This
     Additional Consulting Fee shall apply during any month in which gross
     revenues for the year-to-date period are           *          or less. The
     year-to-date period shall begin on the date the Enterprise is open for business to the public and shall end 365 days later.

          2. For any month in which gross revenues for the year-to-date period beginning from the date the Enterprise is open for business to the public
     and ending 365 days later exceeds           *          , the Additional
     Consulting Fee shall be           *          per complete increment of
               *          of additional Operating Profit over the initial
               *          .

          3. Any Additional Consulting Fee payable under this Agreement shall be paid to Consultant by the twentieth (20th) day of the following calendar month.

     C. Start-Up Expenses. Consultant will prepare a budget for necessary start-up expenses related to the opening of the initial casino for submission to the Tribes for approval. Such start-up expenses shall include, but not be limited to, pre-opening consulting fees paid to consultant, professional service fees of the Tribes, marketing and public relations expenses, recruiting and training. The funds for such expenses shall be provided as "start up" expenses to the Tribes from Inland Casino Corporation which later will be repaid from the proceeds of the permanent financing for the initial casino.

     D. No Percentage Fees. Nothing contained herein shall authorize or permit the calculation of any Consulting Fee based upon a percentage of gross or net revenue of the Enterprise.

     E. Operating Profit. Operating Profit is defined as gross revenue and sales from the Enterprise less operating costs and expenses of the Enterprise, in accordance with generally accepted accounting principles ("GAAP") consistently applied. For purposes of calculating the compensation of Consultant under this Section V, operating costs and expenses shall not include consulting fees paid or payable under this Agreement.

---------------

* Confidential information has been omitted and filed separately with the Commission.

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VI. TERMINATION

     A. Termination for Cause.

          1. Either party may terminate this Agreement for the following causes:

             a. Committing or knowingly allowing to be committed any act of theft or embezzlement.

             b. Committing or allowing to be committed any material breach of the Agreement. A material breach of this Agreement shall be a failure of either party to perform any duty or obligation required of a party under this Agreement including actions in clear violation of Section XIII.C.

             c. A material breach of any of Consultant's representations or failure to fully disclose pertinent information that adversely affects its ability to carry out its responsibilities under this Agreement.

          2. Neither party may terminate this Agreement on grounds of material breach unless it has provided written notice to the other party of its intention to declare a default and to terminate this Agreement, and the defaulting party fails to cure or take substantial steps to cure the default within twenty (20) days of receipt of such notice. The discontinuance or correction of the material breach shall constitute a cure thereof.

          3. In the event of termination on account of Consultant's breach, all undistributed Enterprise funds to which Consultant otherwise would be entitled under this Agreement shall be placed in an interest-bearing escrow account for an initial period of one hundred twenty (120) days; if Consultant acts within that time to invoke its remedies under Section VI.B of this Agreement, such funds shall remain in that account until the dispute has been resolved.

          4. If Consultant fails to invoke its remedies under Section VI.B of this Agreement within one hundred twenty (120) days after termination on account of its breach, the funds in said account shall be released to the Tribes at the end of that period. Otherwise, the funds shall remain in the account until the dispute has been finally resolved or adjudicated, at which time the funds and accrued interest will be released to the prevailing party. In addition, if the dispute is resolved in favor of the Tribes, the Tribes shall be paid all the sums owed to it by Consultant as of the date of termination.

     B. Remedies for Breach

          1. Consultant shall in good faith attempt to resolve any grievances, complaints or disputes that are brought to its attention by the Executive Committee. The Executive Committee will also notify Consultant in writing of any serious problems with Consultant's performance at Consultant's address of record. Within fourteen (14) days of receipt of such notice, unless the problem has been resolved, Consultant shall meet and confer in good faith with the Executive Committee to determine what remedial action, if any, is necessary. Failure to comply with this Section VI.B.1 will not result in forfeiture of the right to terminate the Agreement under Section III.B (early termination), Section III.C (termination without buy out) or
     Section VI.A (termination for cause), or to arbitrate disputes under
     Section VI.B.2.

          2. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association acting under its Oregon Business Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The limitations on remedies for breach are as follows:

             a. The only breach by the Tribes for which an action may be brought hereunder by Consultant shall be the failure to pay compensation when and in amounts due, and the premature termination of this Agreement without good cause unless authorized under Section III.B or III.C.

             b. The Tribes limited waiver of its sovereign immunity as provided in Part IX hereof in favor of Consultant only extends to a direct action by Consultant for money damages, specific performance, injunctive relief, and/or declaratory relief for the Tribes' breach of this Agreement as limited by Section VI.B.2 above.

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             c. The Tribes' maximum liability for money damages for breach of this Agreement, shall not exceed an amount equal to what Consultant, could be expected to have earned as compensation per the Buy Out provision of Section III.B. Any compensation shall be computed in accordance with Section III.B.

             d. The only assets or income of the Tribes which may be subject to levy and execution in the event that a judgment in favor of Consultant is entered against the Tribes for its breach of this Agreement shall be revenues of the Enterprise during the term of this Agreement which, but for the Tribes' breach, would have been paid to Consultant as compensation during the remainder of the term of this Agreement had it not been breached.

          3. In the event of any disputes relating to and/or arising under this Agreement and/or the transactions contemplated herein, the prevailing party shall be entitled to receive its reasonable attorneys' fees and its costs and expenses of arbitration or litigation, in addition to any other relief to which such party may be entitled.

VII. NOTICES

     Any notice required to be given pursuant to this Agreement shall be delivered by Express mail or overnight courier service, addressed as follows:

     to the Tribes at:

         Jeff C. Mitchell, Chairman
         The Klamath Tribes
         P.O. Box 436
         Chiloquin, OR 97642

     and to Consultant at:

         Lloyd D. Speer II
         Inland Casino Corporation
         4225 Executive Square, Suite 1650
         La Jolla, California 92037

VIII. COVENANT OF GOOD FAITH AND FAIR DEALINGS

     Neither the Consultant nor the Tribes shall act in any manner which would cause this Agreement to be altered, amended, modified, canceled or terminated (except for cause or pursuant to the terms of Section III.B or Section III.C of this Agreement) without the consent of the other.

IX. WAIVER OF SOVEREIGN IMMUNITY

     By this Agreement the Tribes do not in any way limit, impair or waive its sovereign immunity from unconsented suit or arbitration, except as specifically provided herein. The Tribes do waive sovereign immunity from suit or arbitration by Consultant only as provided herein and solely for the purpose of enforcement of the terms of this Agreement. This waiver is a limited waiver of immunity, and any damages which may arise as a result of the Tribes or its officially recognized representatives' action shall be limited exclusively to the Tribes' interest in revenues derived from the operation of the Enterprise as provided in
Section VI(B)(2)(d) above. This limited waiver of sovereign immunity is granted solely to Consultant, only for purposes of Consultant implementing this Agreement. This waiver shall be regarded as a limited waiver of sovereign immunity according to its terms in any subsequent arbitration or court proceeding commenced by consultant for purposes of enforcing the terms of this Agreement. Nothing contained in this limited waiver shall be construed to confer any benefit, tangible or intangible, or standing on any person or entity not a party to this Agreement or as a waiver with respect to any third person or entity.

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X. ASSIGNMENT SUBCONTRACTS AND REPRESENTATIONS

     A. Consultant shall not assign or subcontract any of its obligation under this Agreement without the Tribes' prior written consent, which consent shall not be unreasonably withheld.

     B. The Tribes and Consultant further warrant and represent that they shall take all actions necessary to insure that this Agreement shall remain in good standing at all times and will fully cooperate with each other in achieving the goals of this Agreement.

     C. Consultant further specifically warrants and represents that no officer, director, or employee of Consultant, is presently charged with or has been convicted of any crime involving theft, fraud, misrepresentation, embezzlement or other acts of dishonesty. Consultant shall not knowingly allow any person convicted of such acts to become an officer, director or employee of Consultant.

XI. AUTHORITY TO EXECUTE

     Each party warrants and represents to the other that it has full authority to execute and deliver this Agreement and will upon written request by the other party, provide satisfactory written evidence thereof.

XII. NO LEASE OR POSSESSORY INTEREST

     The parties to this Agreement agree and expressly warrant that this Agreement is not a lease and does not convey any present interest whatever in the building or property on which the Tribes' Enterprise is or will be located, or any proprietary or possessory interest in the Enterprise itself. The Tribes maintain the sole proprietary and possessory interest in the Enterprise. Moreover, the parties to this Agreement further warrant and understand that this Agreement is for consulting services only and does not relate to the management of the Enterprise; does not grant to Consultant the exclusive right to operate the Enterprise; does not prohibit the Klamath Tribes from encumbering its lands.

XIII. CONFLICT OF INTEREST AND INTERFERENCE PROHIBITIONS

     A. The parties represent that no payments have been made and agree that no payment will be made to any member or employee of the Tribes without the Executive Committee's express written approval, for the purpose of obtaining or maintaining this Agreement or any other privilege for Consultant.

     B. No party in interest in Consultant is an elected member of the government of the Tribes, or a relative of said member as defined as a kinsman; a person connected with another by blood or infinity as well as consanguinity within the third (3rd) degree.

     C. The Scope of this Non-Interference Clause shall include no involvement directly or indirectly in any Tribal Constitutional decision or in any Tribal governmental process, including but not limited to referendums, petitions, recalls and elections.

XIV. BACKGROUND AND FINANCIAL INVESTIGATION; NIGC REVIEW

     A. The parties recognize that for Consultant to conduct business with the Tribes, the State of Oregon requires a Letter of Intent from the Tribes requesting to do business with Consultant, and requesting the State conduct a comprehensive background investigation of Consultant prior to the Tribes doing business with Consultant. The Tribes has the right to supplement such background and financial investigations to be conducted by the Tribes, or by governmental or private investigating services.

     B. Consultant shall pay for all costs associated with all required background and financial investigations contemplated or allowed by Section XIV.A of this Agreement. The required background and financial data necessary to comply with a demand by the Tribes or governmental or private investigative services shall be tendered by Consultant in an expeditious manner, not to exceed thirty (30) days of receipt of written request.

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

     C. The parties also recognize that the parties may submit this Agreement to the NIGC for review to confirm that it is not a "Management Contract" subject to NIGC approval under the Indian Gaming Regulatory Act, 25 U.S.C. sec. 2701 et seq. and its implementing regulations.

     D. If the Tribes, in their sole discretion, determine that (a) as result the Tribes' review of any background and financial investigations of Consultant contemplated or allowed by Section XIV.A of this Agreement or (b) as a result of NIGC's review of this Agreement, they do not want to continue doing business with Consultant, the Tribes may terminate this Agreement, without penalty, under the terms of Section III.C of this Agreement. The Tribes shall before termination, give written notice to Consultant allowing fourteen (14) days from receipt of notice to respond. The Tribes may, at its sole discretion, after review of the response, provide for additional time to cure the finding of the Tribes.

XV. MODIFICATION

     This Agreement may be modified only with the formal written agreement of both parties.

XVI. SEVERABILITY

     In the event any provision of this Agreement is for any reason held to be illegal or unenforceable, such provision will be severed or otherwise modified as may best preserve the intentions of the parties hereto, and the Agreement as so modified will remain in full force and effect.

XVII. GOVERNING LAW

     This Agreement shall be governed by the law of the Tribes. Disputes between Tribes and Consultant shall first be submitted to informal resolution through a Tribal mediation process. If a dispute or clarification cannot be resolved by Tribal mediation, then disputes shall be submitted to arbitration by the American Arbitration Association acting under its Oregon Business Arbitration Rules, with enforcement of any decision rendered by the arbitrator(s) to be through a court of competent jurisdiction. Any action, after exhaustion of the above stated remedies, may be adjudicated in the Federal District Court for Oregon, Portland, as the Court of competent jurisdiction.

XVIII. ENTIRE AGREEMENT

     This Agreement is the entire agreement between the parties with respect to the subject matter of this Agreement and it is expressly understood that there are no oral, written or collateral agreements between the parties or other parties with a financial interest in the subject matter of this Agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered as of the day and year first above written.

                                          KLAMATH TRIBES

                                          By: /s/  JEFF C. MITCHELL
                                            ------------------------------------
                                            Jeff C. Mitchell
                                            Chairman

                                          INLAND CASINO CORPORATION, a Utah
                                          Corporation

                                          By: /s/  ARTHUR PFIZENMAYER
                                            ------------------------------------
                                            Arthur Pfizenmayer
                                            President

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                                  EXHIBIT "A"

                          SCOPE OF CONSULTING SERVICES

                           GENERAL CASINO OPERATIONS

  1.  Organization including organization chart defining reporting deadlines.
  2.  General operating policies.
  3.  Access to sensitive areas.
  4.  Key controls.
  5.  Internal audit.
  6.  Human resources.
  7.  Housekeeping operations.
  8.  Management information systems, including hardware and software.
  9.  Engineering and maintenance.
 10.  Job descriptions and employee training seminars.
 11.  Internal control procedures for all aspects of gaming to conform with applicable requirements.
 12.  Physical controls.
 13.  Recording income of all departments.
 14.  Recording and analysis of promotional and complimentary allowances.
 15.  Auditing income of all departments.
 16.  Data processing control procedures.
 17.  Forms control and use.
 18.  Design and implementation of payroll preparation and reporting.
 19.  Design and implementation of accounts payable systems.
 20.  Procedures for reconciliation and analysis of all bank accounts.
 21.  Procedures for collection and analysis of accounts receivable.
 22.  Design and implementation of all revenue recording procedures.
 23.  Preparation and maintenance of a general ledger.
 24.  Procedures for analysis and scheduling of general ledger accounts.
 25.  Preparation of daily cash report.
 26.  Preparation of daily operations report.
 27.  Preparation of financial statements and other reports as requested.
 28.  Design of procedures for safeguarding of all enterprise assets.
 29.  Preparation of all federal, state and county tax returns.
 30.  Design of all related accounting forms.
 31.  Development of audit procedures for all accounting functions.
 32.  Analysis of all appropriate insurance coverages.
 33.  Analysis and review of all accounting equipment design and use.
 34.  Annual budget preparation and an ongoing analysis as to whether the operations are meeting budget expectations.
 35.  Establish and maintain banking relationships.
 36.  Provide working papers and required documentation to firm of independent certified public accountants.
 37.  Purchasing and warehousing.
 38.  Staff training and professional development.
 39.  Emergency medical technicians ("EMTs") and facility for customers.
 40.  Construction accounting.

                                          CARDROOM

  1.  Purchasing of equipment and supplies.
  2.  Developing new cardroom games which comply with class II operations standards.
  3.  Presenting a professional image to public.
  4.  Scheduling of employees.
  5.  Introduction and operation of tournaments.
  6.  Monitor other casinos.
  7.  Casino layout.
  8.  Gaming incentives for players.
  9.  Alerting casino management of undesirable persons.
 10.  Dealing precision.
 11.  Seeking new clientele.
 12.  Possible problems in other departments that could affect cardroom operations.
 13.  Analyzing daily, weekly and other periodic reports.

                                      VIDEO DEPARTMENT

  1.  Video department staffing.
  2.  Video supervisors job description.
  3.  Video techs/mechanics job description.
  4.  Video clerks/change persons job description.
  5.  Video department procedure manual.
  6.  Video supervisors incident log.
  7.  Video tech/mechanic incident log.
  8.  Video clerks/change persons memo book.
  9.  Video department pay structure.
 10.  Video department staff counseling and progressive discipline policy.
 11.  Video department attendance policy.
 12.  Video clerks/change persons variance policy.
 13.  Video department staff scheduling.
 14.  Layout of work areas.
 15.  Asset safeguard procedures.
 16.  Video clerks/change persons accountabilities.

                                            BINGO

  1.  Purchasing of equipment and supplies.
  2.  Employee conduct and appearance.
  3.  Scheduling of employees.
  4.  Procedures, including paper handling.
  5.  Analyzing daily, weekly and other reports.

                                 CAGE, VAULT AND COUNT ROOM

  1.  Cage -- design, size and layout.
  2.  Vault -- design, size and layout.
  3.  Count room -- design, size and layout.
  4.  Video booths (satellite cages) -- design, size and layout.
  5.  Surveillance cameras.
  6.  Staffing, supervision for cage, vault and count room.
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  7.  Soft count money handling equipment.
  8.  Exchanges with video booths (satellite cages).
  9.  Supervisors job description.
 10.  Main bank job description.
 11.  Cashiers job description.
 12.  Casino cage procedure manual.
 13.  Cashiers memo book.
 14.  Supervisors daily incident log.
 15.  Main bank opening and closing.
 16.  Handling of the daily bank deposit.
 17.  Cage and vault staff counseling and progressive discipline policy.
 18.  Cage and vault attendance policy.
 19.  Cage and vault variance policy.
 20.  Cage and vault staff scheduling.
 21.  Cage and vault inventory forms.
 22.  Cage and vault revenue summary.
 23.  Cage and vault accountability reporting.
 24.  Imprest banks in video booths (satellite cages).
 25.  Individual cashiers banks in cage.

                                   SURVEILLANCE DEPARTMENT

  1.  Camera layout in casino, video, cage, soft count and kitchen areas.
  2.  Layout of surveillance room.
  3.  General surveillance procedures and key objectives.
  4.  Daily shift operations.
  5.  Procedure violations and reporting.
  6.  Incident investigation.
  7.  The drop.
  8.  Multiplexer playback.
  9.  Money transfers.
 10.  Confidential information.
 11.  Close watch procedures.
 12.  Power outage procedures.
 13.  All cage operations and soft count.
 14.  Armed robbery response.

                                     SECURITY DEPARTMENT

  1.  Security coverage requirements.
  2.  Scheduling number of officers needed to supply coverage.
  3.  General security procedures and policies.
  4.  Power failure policy.
  5.  Customer escort policy.
  6.  Radio usage procedures.
  7.  Found property procedures.
  8.  Incident report procedure.
  9.  Tower coverage.
 10.  Gaming floor security measures.
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 11.  Special security requirements including:
      A.  Front doors.
      B.  Time clocks.
      C.  Employee entrance.
      D.  Parking lots.
      E.  Cage and vault.
 12.  Use of roaming officers.

                                  MARKETING AND ADVERTISING

  1.  Marketing Plan.
      A.  Marketing and advertising budgets.
      B.  Goals and objectives.
      C.  Strategies and tactics.
      D.  Evaluation and measurement.
  2.  Research projects and analysis of data.
  3.  Assistance with staffing, recruiting and training.
  4.  Customer service and employee training attitudes.
  5.  Media negotiations and placement.
      A.  Identify target market.
      B.  Recommend reach and frequency media goals.
      C.  Evaluation advertising proposals from radio, television, outdoor, newspaper, magazine and display companies.
      D.  Recommend schedules and budgets for each medium, including duration and detail of contracts with all of the above.
  6.  Advertising/Promotion.
      A.  Direction, tone and quality of advertising and marketing programs.
      B.  Assist with selection of advertising agencies and consultants with strong Indian gaming background.
      C.  Guiding the creative output with respect to gaming casino advertising.
      D.  Specific concept and production for television and radio commercials.
      E.  Developing outdoor advertising, newspaper, television and radio campaigns.
      F.  Photo shoots for all creative designs for advertising.
  7.  Special Events and Entertainment.
      A.  Developing event calendars and strategy for implementing them.
      B.  Developing concepts for entertainment, special events and promotions.
      C.  In house and market wide promotions.
      D.  Marketing ideas within the casino to increase gaming activity.
  8.  Collateral materials, brochures and direct mail, design production and distribution.
  9.  Strategies for public relations, publicity and community relations.
 10.  Uniforms.
 11.  Community relations and political affairs.
 12.  Signage, both in the casino and outside including information and directional.

                                 FOOD AND BEVERAGE OPERATION

  2.  Kitchen Design and Planning.
      A.  Space planning.
      B.  Equipment analysis.
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  3.  Management Information Systems.
      A.  Computer applications.
          i.    Sales-analysis.
          ii.   Purchasing.
          iii.  Inventory.
          iv.   Food production.
          v.    Recipe costing.
          vi.   Production scheduling.
          vii.  Labor costs.
          viii. Back office/accounting.
          ix.   Point-of-sale systems.
  2.  Food Cost Control.
      A.  Food Purchasing.
          i.    Purchasing methods.
          ii.   Contract purchasing.
          iii.  Purchase size determination.
          iv.   Standard specifications.
          v.    Forecasting food needs.
          vi.   Procedures.
      B.  Receiving.
          i.    Receiving procedures.
          ii.   Effective reporting.
      C.  Food Storage Management, Issuing, and Inventory Control.
          i.    Storage evaluation.
                (1) Dry.
                (2) Refrigerated.
                (3) Frozen.
          ii.   Issuing.
          iii.  Inventory controls.
      D.  Preparation and Portion Controls.
          i.    Forecasting.
          ii.   Portion control.
      E.  Beverage Control.
          i.    General beverage control practices.
  3.  Menu Planning and Control.
      A.  Menu Pricing Factors.
      B.  Menu Pricing Methods.
      C.  Labor and Energy Cost Calculations.
      D.  Measuring Menu and Menu Specials Effectiveness.
      E.  Menu Profitability and Popularity Comparisons.
  4.  Labor.
      A.  Labor Costs.
          i.    Actual labor costs.
          ii.   Productivity.
          iii.  Cost-solving approaches.
          iv.   Management.
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      B.  Analyzing Labor Costs.
          i.    Determine work production standards.
          ii.   Percentage of sales.
          iii.  Payroll analyses.
      C.  Staffing and Scheduling.
          i.    Staffing.
          ii.   Scheduling and schedule patterns.

                       ARCHITECTURE, INTERIOR DESIGN AND CONSTRUCTION

  1.  Provide alternative plans for review.
  2.  Technical support in contracting.
  3.  Bidding procedures.
  4.  Progress payments.
  5.  Contract administration.
  6.  Evaluate technical requirements and make recommendations.

                                    GOVERNMENTAL AFFAIRS

  1.  Liaison with Tribal, State and Federal agencies.
  2.  Representation before Congress and key Congressional committees.
  3.  Monitoring Federal and State legislation.
  4.  Development and implementation of legislative strategy.
  5.  Coordination with appropriate special interest groups (NIGA, AGA, NCAI, SCLC, CalNIGA, etc.)

                                     REGULATORY MATTERS

  1.  Liaison with Tribal, State and Federal regulatory agencies.
  2.  Development of Tribal regulatory structures.
  3.  Assist with Federal, State and Tribal regulatory requirements.
  4.  Development of Tribal gaming commissions.
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